Exhibit 4.10

                      AHOLD FINANCE U.S.A., INC., as Issuer



                      KONINKLIJKE AHOLD N.V., as Guarantor


                                       and



                      THE CHASE MANHATTAN BANK, as Trustee



                           THIRD INDENTURE SUPPLEMENT



                          Dated as of December 15, 2000



                         Amending and Supplementing the

                        GUARANTEED SENIOR DEBT INDENTURE

                           Dated as of April 29, 1999







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         THIS THIRD SUPPLEMENTAL INDENTURE,  dated as of December 15, 2000 under that certain Indenture (as defined in the first recital) among AHOLD FINANCE U.S.A., INC., a corporation organized under the laws of the State of Delaware, as issuer (the "Issuer"), KONINKLIJKE AHOLD N.V., a company organized under the laws of The Netherlands with its corporate seat in Zaandam (municipality Zaanstad), The Netherlands, as guarantor (the "Guarantor"), and THE CHASE MANHATTAN BANK, a New York banking corporation, as trustee (the "Trustee").


                              W I T N E S S E T H:
                              - - - - - - - - - -


          WHEREAS, the Issuer, the Guarantor and the Trustee are parties to that certain Guaranteed Senior Debt Indenture dated as of April 29,1999, as supplemented by (1) the Indenture Supplement, dated April 29, 1999 providing for the issuance of 6 1/4% Guaranteed Senior Notes due 2009 and 67/8% Guaranteed Senior Notes due 2029 (the "Series 1999-A Notes" and the "Series 1999-B Notes", respectively), and (2) the 2000-A Indenture Supplement, dated as of July 20, 2000, providing for the issuance of 8 1/4% Guaranteed Senior Notes due 2010 (the "2000-A Notes"); and

          WHEREAS, Section 7.1(g) of the Indenture provides that the Issuer, the Guarantor and the Trustee, without the consent of the Holders of any of the Securities at the time Outstanding, may enter into an indenture supplemental to change or eliminate any provisions or to make such other provisions in regard to matters arising under the Indenture as the Issuer or the Guarantor may deem desirable and which shall not adversely affect the interests of the Holders of the Securities at the time Outstanding; and

          WHEREAS, in accordance with Section 7.1(g) of the Indenture, the Issuer, the Guarantor and the Trustee wish to amend certain provisions of the Indenture; and

          WHEREAS, amendments to certain provisions of the Indenture will apply only to Securities of any series issued on or after the date hereof and therefore shall not adversely affect the interests of the Holders of the Securities currently Outstanding;

          NOW, THEREFORE:

          In consideration of the premises and the purchases of the Securities by the Holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Securities as follows:

          SECTION 1. Definitions. (a) With respect to any Securities of any series issued on or after the date hereof, Section 1.1 of the Indenture hereby is amended by amending and restating the definition of "Business Day" contained therein to read in its entirety as provided below.

          "Business Day" means, notwithstanding anything in the Indenture to the contrary, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The Netherlands or in the Borough of Manhattan, City and State of New York are generally authorized or obligated by law to close in the relevant place of payment and, in relation to any payment or calculation in euro, a day on which the Trans-European Real-Time Automated Gross Settlement Express Transfer (TARGET) system is open.

          (b) Section 1.1 of the Indenture hereby is further amended by amending the definitions listed below so as to read in their entirety as provided below. For avoidance of doubt, such amended definitions shall be applicable to the Series 1999-A Notes, the Series 1999-B Notes and the 2000-A Notes and to any Securities issued on or after the date hereof.

          "AEX-Stock Exchange" means the Euronext Amsterdam N.V. stock market, formerly known as the Amsterdam Stock Exchange.

          "Parent Common Shares" means the common shares, par value Euro 0.25 per share, of the Guarantor, as designated on the date hereof, and all shares resulting from any reclassification of such common shares.

          (c) Terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture.

          (d) All references to "Sections" shall be to sections of this Third Supplemental Indenture unless otherwise provided herein.

          SECTION 2. Further Amendments to the Indenture. The Indenture hereby is further amended, with respect to Securities of any series issued on or after the date hereof, as follows:

          (a) Section 2.1 of the Indenture is hereby amended by deleting the last sentence of the first paragraph therein in its entirety.

          (b) Section 3.4 of the Indenture is amended by (x) deleting the dollar value "$750,000,000" and by (y) inserting the dollar value "$1,750,000,000" in lieu thereof.

          SECTION 3. No Application of Certain Amendments to Outstanding Notes. For the avoidance of doubt, the amendment to Section 1.1 of the Indenture to the extent effected by Section 1(a) of this Third Supplemental Indenture, as well as the amendments to Sections 2.1 and 3.4 of the Indenture effected by Section 2 of this Third Supplemental Indenture shall have no application to the Series 1999-A Notes, the Series 1999-B Notes and the 2000-A Notes, and the amended provisions of the Indenture specified in this sentence, to the extent amended pursuant to
Section 1(a) or 2 of this Third Supplemental Indenture, shall be deemed not to have been so amended with respect to the Series 1999-A Notes, the Series 1999-B Notes and the 2000-A Notes.

          SECTION 4. Modification and Ratification of Indenture. As supplemented and modified by this Third Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and, subject to Section 3 hereof, the Indenture as so supplemented and modified by this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument in the manner and to the extent herein and therein provided.

          SECTION 5. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original but all of which shall together constitute but one and the same instrument.

          SECTION 6. Governing Law. As provided in Section 13.8 of the Indenture, this Third Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws the State of New York.

                                      * * *

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          IN  WITNESS  WHEREOF,  the  parties  hereto  have  caused  this  Third
Supplemental Indenture to be duly executed, as of December 15, 2000.



                                        AHOLD FINANCE U.S.A., INC.
                                          as Issuer



                                        By:
                                          ------------------------------
                                          Name:
                                          Title:




                                        KONINKLIJKE AHOLD N.V.
                                          as Guarantor



                                        By:
                                          ------------------------------
                                          Name:
                                          Title:




                                        THE BANK OF NEW YORK
                                          as Trustee



                                        By:
                                          ------------------------------
                                          Name:
                                          Title: